Exhibit 10.98

AMENDED AND RESTATED

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

OF

MEADE INSTRUMENTS CORP.

1.	Purpose. The purpose of the Compensation Committee (the “Committee”) is to discharge the responsibilities of the Board of Directors (the “Board”) of Meade Instruments Corp. (the “Company”) relating to compensation of the Company’s executives and directors, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations, and to take such other actions within the scope of this Charter as the Committee deems necessary or appropriate.

The Company’s compensation policies should be designed to allow the Company to recruit and retain superior talent and create a significant direct relationship between pay and benefit levels and performance. Compensation payable to the Company’s executives should provide overall competitive pay and benefit levels, create proper incentives to enhance the value of the Company, and reward superior performance.

2.	Membership. The Committee will be comprised of two or more directors. All members of the Committee will be independent directors (as determined by the Board) under the independence requirements of the NASDAQ Stock Market and applicable law, and who qualify as nonemployee directors under Rule 16b-3 and outside directors under Internal Revenue Code Section 162(m) and applicable law. The members of the Committee will be appointed by and serve at the discretion of the Board. The Chairperson of the Committee will be appointed by the Board.

3.	Specific Responsibilities and Duties. The Board delegates to the Committee the express authority to do the following, to the fullest extent permitted by applicable law and the Corporation’s Certificate of Incorporation and Bylaws:

(a)	Compensation Policies. Develop and review, evaluate and make recommendations to the full Board with respect to management’s proposals regarding the Company’s overall compensation policies.

(b)	Chief Executive Officer (“CEO”) Compensation and Goals. Develop, review and approve goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives, and set the CEO’s compensation level (including, but not limited to, salary, long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate) based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee should consider the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the Company’s CEO in past years. The CEO may not be present during voting or deliberations on the CEO’s compensation.

(c)	Executive Officers. Consider and review the selection, retention and remuneration arrangements for other executive officers and establish, review and approve compensation plans in which any executive officer is eligible to participate. Such remuneration arrangements can include long and short-term incentive plans, retirement plans, deferred compensation plans, equity award plans, change in control or other severance plans, as the Committee deems appropriate. Notwithstanding the foregoing, any awards and contractual arrangements for the top five executive officers (including the CEO) that are intended to be exempt under Internal Revenue Code Section 162(m) will be reviewed and approved by the Committee.

(d)	Incentive Compensation Plans. Make recommendations to the Board with respect to the Company’s incentive-compensation plans and equity-based compensation plans. Notwithstanding the foregoing, the Committee shall grant stock options and performance based awards designed to be exempt under Internal Revenue Code Section 162(m) and shall act as the “committee” charged with administering such incentive compensation and equity based compensation plans as set forth therein.

(e)	Overall Review of other Plans. Except as otherwise determined by the Board, review the other compensation plans of the Company in light of the Company and plan objectives, needs, and current benefit levels, and to the extent necessary under applicable law, approve any amendments, and review the results of the retirement plan investments for compliance with organization policies, tax laws, the Employee Retirement Income Security Act of 1974 (ERISA), and other legal requirements.

(f)	Back Dating. Ensure that no equity compensation awards granted by the Company are “backdated” which shall be defined as setting an equity compensation award grant date or exercise price with hindsight for the purpose of improperly achieving a lower grant price.

(g)	Board. Set the compensation for the Board and committee members.

(h)	Succession Planning. Monitor and make recommendations with respect to succession planning for the CEO and other officers.

(i)	Annual Report. Produce an annual report on executive compensation for inclusion in the Company’s proxy statement.

(j)	Review and Publication of Charter. Review and reassess the adequacy of this Charter as the Committee deems necessary and recommend any proposed changes to the Board for approval. Publish the Charter as required by the rules and regulations of applicable law and as otherwise deemed advisable by the Committee.

(k)	Other Actions. Take such other actions as may be requested or required by the Board from time to time.

(l)	Recommendations. Make recommendations and report to the Board and other Board committees with respect to compensation policy of the Company or any of the foregoing matters.

4.	Meetings. The Committee will meet with such frequency, and at such times as its Chairperson, or a majority of the Committee, determines. A special meeting of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. The agenda of each meeting will be prepared by the Chairperson and circulated to each member prior to the meeting date. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Bylaws applicable to meetings of Board committees will govern meetings of the Committee.

5.	Minutes. Minutes of each meeting will be kept with the regular corporate records.

6.	Subcommittees. The Committee has the power to appoint subcommittees.

7.	Reliance; Experts; Cooperation.

7.1	Retention of Independent Counsel and Advisors. The Committee has the power, in its discretion, to retain at the Company’s expense such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

(a)	Compensation Consultant. The Board delegates to the Committee the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to this Charter. If the Committee decides in its discretion to retain such a firm, the Board delegates to the Committee the sole authority to retain and terminate any such firm and to approve the firm’s fees and other retention terms.

7.2	Reliance Permitted. In carrying out its duties, the Committee will act in reliance on management, the independent public accountants, internal auditors, and outside advisors and experts, as it deems necessary or appropriate.

7.3	Investigations. The Committee has the authority to conduct any investigation it deems necessary or appropriate to fulfilling its duties.

7.4	Required Participation of Employees. The Committee shall have unrestricted access to the independent public accountants, the internal auditors, internal and outside counsel, and anyone else in the Company, and may require any officer or employee of the Company or the Company’s outside counsel or independent public accountants to attend a meeting of the Committee or to meet with any members of, or consultants or advisors to, the Committee.